Exhibit 99.1

Good Guys, Inc. Conference Call
Second Quarter Ended August 31, 2003

     Good afternoon ladies and gentlemen and welcome to the Goods Guys second quarter financial results conference call. At this time all participants are in the listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Monday September 29, 2003. I will now turn the conference over to David Carter, Chief Financial Officer. Please go ahead sir.

David Carter	Good afternoon and thank you for participating in today’s call. Joining me today are Kenneth Weller, Chairman and Chief Executive Officer, Tom Herman, President and Chief Operating Officer, and Cathy Stauffer, Executive Vice President. We will be available to answer your questions after our formal remarks.

Before we proceed, I’d like to remind you that this conference call includes forward-looking statements that are subject to risks and uncertainties, including, but not limited to, increase in promotional activities and competitors, changes in consumer buying attitudes, the presence or absence of new products or product features at Good Guys’ merchandising categories, changes in vendor support for advertising and promotional programs, the success of the company’s modified advertising strategy and economic conditions. I’ll now turn the call over to Ken Weller.

Ken Weller	Thank you David. As you have no doubt read by now, Good Guys has entered into a definitive merger agreement with CompUSA, a privately held company owned by US Commercial. Under the terms of the agreement, CompUSA will acquire all of the outstanding shares of Good Guys common stock for $2.05 per share. As a result of the merger, Good Guys will become a wholly-owned subsidiary of CompUSA and will continue to operate autonomously under the Good Guys name. The transaction will allow our shareholders to receive a substantial premium over recent trading prices of our stock, while bolstering Good Guys’ ability to compete successfully in the highly competitive consumer electronics industry. The impact of the economic environment on the consumer electronics industry, particularly in Northern California, and the Company’s need for additional capital to meet our long term objectives were critical factors in making this decision.

In connection with the transaction, CompUSA has invested $5 million in Good Guys in the form of a two year unsecured subordinated convertible promissory note, convertible into Good Guys common stock at the rate of $2.05 per share. The merger agreement is subject to certain conditions, including obtaining regulatory approval and the approval of the holders of at least the majority of the outstanding shares of common stock of Good Guys. The transaction is expected to close prior to our February fiscal year end.

The challenges Good Guys has faced in today’ economic environment are clearly evident in our second quarter financial results, which are also announced today. Over the past quarter, Good Guys has made a number of significant changes to both our management and our sales structure, designed to better align ourselves, marketing and merchandising strategies, drive additional customers to our stores, and lay the foundation for future growth. As part of those changes, Tom Herman was appointed President and Chief Operating Officer, and Cathy Stauffer’s role was expanded to include sales, marketing and merchandising. With that in mind, I’d like for both Tom and Cathy to review their areas of business and then we’ll open up the court to your questions regarding both the merger and our second quarter financial results. First, Tom, will you review our second quarter financial results?

Tom Herman	Thanks Ken. For the second quarter ending August 31st, Good Guys reported a net loss of $6.9 million or 25 cents per share, compared to the net loss of $1.8 million or 7 cents per share the same period last year. Gross margin for the quarter decreased to 26.8% from 28.6% in a year ago period, reflecting continued promotional expenses and higher sell through of discontinued products. Selling, general and administrative expenses decreased by more than $6 million over the period of a year ago, but increased as a percentage of sales due to the lower sales volume. As previously reported, net sales for the second quarter were $152.2 million, compared to $177.5 million in the same period last year and comparable store sales decreased 13%

Looking at the balance sheet, you’ll note that cash and equivalents are up compared to both a year ago and our fiscal year end. By managing our merchandise to reflect current sales volume SKU rationalization and more effective supply chain management, Good

Guys continued to maintain our healthy inventory position. We reduced our merchandise inventory by more than $19 million, compared to last year without negatively impacting our in-stock position, which reflects the lower sales volume on an on-going supply chain initiative. We believe that our current inventory level is in line with our needs and that we are well positioned for the upcoming holiday season.

Last May, Good Guys received a four-year extension with improved terms on our $100 million credit facility from the Bank of America and GE Capital that runs through May 2006. At the close of the second quarter, $12.8 million was available to borrow under the credit facility. As part of that credit facility the company has the ability to increase our borrowing from October 1 through December 20 of each year to meet seasonal needs, which we intend to exercise. I’ll now turn the call over to Cathy Stauffer, who will provide an update on sales, marketing initiatives and third quarter opportunities. Cathy.

Cathy Stauffer	Thank you Tom. Our second quarter results reflect the economic challenges of our industry and a shift in consumer preferences and shopping behavior, and a decline in lower average selling prices. To address these challenges we’ve taken aggressive steps to prepare for the holiday selling season and we expect our performance in the second half of the year to reflect the results of company wide efforts to bring more qualified customers to our stores, differentiate the customer experience, and better align our sales marketing and merchandising functions. As consumer preferences shift away from the more traditional products like DVD players, projection and glass TV’s, and home audio products, Good Guys is continually expanding our assortment of new, differentiated entertainment electronics at the front end of the adoption cycle and carefully managing our inventories and assortment to reflect the constant need to refine and update our product mix.

During the second quarter, our biggest gross categories included liquid crystal and plasma displays, HDTV set top boxes and DVD recorders. Sales of plasma displays doubled, liquid crystal displays tripled in the quarter over the same period a year ago, and while we saw growth in sales of units of projection TV’s, the decline in average selling price offset that growth, as did declines in more mature categories, proof that the consumer preferences are shifting from these traditional categories to the new, highly desirable form factors and products.

We’re continuing to focus our sales strategy on solution selling to present our customers with complete solutions that encompass audio and video products, accessories and value added services like custom installation. We have continued to see increases in average transaction size and gross profit per transaction, although these gains were offset by the overall decline in store traffic. While gross profit margins continued to be an area of emphasis for the company, they were negatively impacted during the first half of the year by increased promotional expenses and a high sell through of discontinued products. As we discussed last quarter, increases in promotional expenses are fairly typical in the type of economic climate we are currently in. Good Guys’ thirtieth anniversary sale in July and the Labor Day holiday weekend were very successful promotional periods for us.

The marketplace has been and continues to be highly aggressive with regard to pricing and promotion. We’ve seen a decline in average selling prices as new technology becomes commoditized more quickly. As Tom mentioned this is one of the reasons we have such a keen focus on our inventory management and supply chain initiatives, ensuring our inventory remains well aligned with sales. We’ve instituted vigorous practices to keep inventory in line and have been aggressive in selling off products at the end of the life cycle to ensure our inventory dollars are being invested in the newest technologies. Good Guys is also close to implementing a new forecast planning and replenishment system through a partnership with Evant, which will optimize and standardize our merchandizing and supply chain operations supporting our stores.

While we continue to believe that the opportunity exists to increase margins over the long term, the second quarter has shown us that our efforts to favorably impact margin may be overshadowed in the short term by the promotional environment I just spoke about. However, Good Guys is committed to improving gross margins for improved supply chain management and inventory planning, system selling, stricter control of in-store prices and collaborative efforts with our vendors to improve gross margin return on investment. Our advertising strategy plays a key role in our sales and margins as well. Good Guys has recently invested in extensive market research to better understand our core customer, and we have been shifting our marketing strategy to target a more qualified consumer base. This

Fall Good Guys will introduce an exciting new marketing campaign to better target our core customer demographic through broadcast and print advertising, including targeted direct market campaigns, special events and customer relationship marketing initiatives geared toward our most loyal customers. Our opportunities to improve margins and sales also extend to our stores where customer loyalty remains paramount. We promoted Jason Dillon to V.P. of Stores in July and have since introduced a new store staffing structure and presentation standards that place greater emphasis on the customer and solution selling. In short, Good Guys is committed to further differentiate in ourselves from our major competitors. To this end we are heavily focused on a new marketing strategy, the products and brands we offer, training, quality of sales staff, and the in-store experience we provide to our customers. We expect this differentiation to support our efforts to drive sales and profits as the economy improves. I’ll now turn the call back to Ken.

Ken Weller	Thanks Cathy. With a disappointing first six months behind us, we’re intensely focused on growing sales and increasing margins in the months ahead. The combination with CompUSA should greatly strength our resources and help the Company to realize our longer term objectives that have been hampered by the down economy. Our healthy inventory position and the many new and exciting initiatives in place or near completion across the Company should also help us to capitalize on our sales opportunities in the second half of the year. I would now like to open the call to your questions.

Q.	Good afternoon. Just two questions. In the absence of this deal or some other form of external financing would the revolving credit facility not have been sufficient to fund your operations between now and Christmas?

A.	Yes.

Q.	Yes, it would not have been sufficient?

A.	Excuse me here. While we meet, yes, the answer to your question is that our credit lines would have been sufficient to fund us through the holiday season.

Q.	Okay, it just sounded from your comments that you may have been implying that you needed the external financing.

A.	No, I think what’s implied in our comments is that we live in a world where this economy to date has been unforgiving in terms of assisting us in our sales efforts and that we both long term and short term are looking for more of a longer term capital solution. But in the short term we are definitely okay through the holiday season with our current credit lines.

Q.	Okay. Did you have discussions with any other potential acquirers before agreeing to the CompUSA deal?

A.	All those answers will be provided in our proxy statement when it goes on file.

Q.	Okay, thank you.

Q.	Hi guys. The way the deal is structured with CompUSA, if somebody were to at the last minute decide that they did want to make a higher offer for the Company, would they be precluded, or would you be precluded from accepting that? And if not, what would be the financial cost to CompUSA for doing that?

A.	The agreement does not prohibit a third party from making an approach to the company to its shareholders. The details, in terms of the ramifications of that toCompUSA will be covered in the proxy statement

Q.	And when will the proxy statement be forthcoming?

A.	I would say in the next few weeks.

Q.	Next few weeks. Okay, thank you.

Q.	Hi. I wanted to ask two questions. First one being, how much over your $100 million credit revolver are you guys planning on going over, or can you go over, for that holiday season?

A.	We have a seasonal borrowing that allows us to take up approximately $5 million in additional borrowing, but no, we will not be exceeding the hundred million dollars this season.

Q.	So basically, they are giving you . . . are they foregoing the $5 million minimum availability clause for the holiday, or is this $5 million on top of that?

A.	No. We have a floor that is stated in our most recent securities filing, with our fourth amendment and fifth amendment. But we will have no problems with floor at all times during the season.

Q.	Also, CompUSA is giving you guys $5 million, for the promissory note. I was wondering, what is that going to be used for?

A.	We will fold this into our working capital, just like we would any other inbound funds to us.

Q.	So it is just going into regular working capital?

A.	Yes.

Q.	Okay, thank you.

     At this time, we have no further questions. I would like to turn the conference back over to management for any closing comments. Please go ahead.

Ken Weller:	Well, thanks again for joining our call today. We appreciate your ongoing support and look forward to updating you on our progress.

     Ladies and Gentlemen, that concludes the Good Guys Second Quarter Financial Results conference call.